                                                                   Exhibit 10.66

Sonnenschein
Sonnenschein Nath & Rosenthal LLP

MEMORANDUM

To   Cayuga Nation
From Martin R. Gold
Date November 14, 2004
Re   Settlement Proposal

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     Summarized below is our understanding of (A) the settlement agreement executed between the Seneca-Cayugas and New York State on November 12, 2004, as
it impacts the Cayuga Nation, (B) the principal terms of the settlement New York
State may enter into with the Cayuga Nation, and (C) a proposed agreement between the Cayuga Nation and Empire Resorts to be entered into simultaneously with the agreement between New York State and the Cayuga Nation.

                   A. SENECA-CAYUGAS/NEW YORK STATE SETTLEMENT

     1.   The Seneca-Cayugas will limit the land in New York to which it has governmental jurisdiction to approximately 30 acres it acquires in the Catskill region for Class III gaming purposes. Such land may be used solely for gaming and related purposes, and for no other purposes.

     2.   The Seneca-Cayugas will not exercise sovereignty over any land in the
Claim Area or elsewhere within New York State, apart from its Catskill casino site.

     3.   The Seneca-Cayugas will release and extinguish all claims to any monetary judgment or land against New York State, including the Land Claim.

     4.   The AURELIUS case will be dismissed.

     In addition (as described below but not included in its agreement with New
York State), the Seneca-Cayugas will sell or convey all land which it has in the
Claim Area.

                   B.  CAYUGA NATION/NEW YORK STATE POTENTIAL SETTLEMENT

     1 .  New York State will pay the Nation $150,000,000 in 10 equal annual installments of $15,000,000 each, beginning in 2007.

     2.   The Nation will have the right to acquire and exercise sovereignty over: (a) 10,000 acres in the Claim Area unless the decision of the Supreme
Court of the United States in City of Sherrill v. Oneida Nation determines that the Cayugas have no right to exercise sovereignty over such land, and (b)
approximately 30 acres in Sullivan County, without condition. The Nation may purchase any additional land, and may apply to the Bureau of Indian Affairs under Section 151 of the Indian Laws to exercise sovereignty over additional land in the Claim Area if the State and county in which such land is located agree. All sovereign land will be exempt from taxation, lien, in lieu of payment, or other assessment by New York State or any political subdivision of
New York State.

     3.  New York State and the Nation will enter into a gaming compact authorizing the Nation to operate a Class III gaming facility at the Monticello
Raceway property. New York State will agree that no person or entity other than
Indian Nations will be permitted to operate slot machines in Bronx, Delaware,
Green, Kings, New York, Orange, Queens, Richmond, Westchester, Rockland,
Sullivan and Ulster counties.

     4.  The Nation will be obligated to pay to New York State 20% of the amounts played in slot machines at its Class III casino less amounts returned to players during the first four years of its Class III casino's operations, and
25% after the fourth year.

     5.  The Nation may continue to operate its Class II gaming facilities until 3 years after its Class III gaming facility opens, or longer if the county in which a Class II gaming facility is located agrees. If the Nation at any time stops operating its Class III gaming facility, it could resume Class II gaming operations.

     6.   In lieu of seeking to impose sales and similar taxes on the Nation,
New York State will enter into a tax parity agreement providing for the Nation to retain any additional payments collected by it to effect price parity between products sold on Nation lands and on lands adjacent thereto. The tax parity compact would only become effective when the Nation commences Class III gaming operations.

     7.   The Nation would agree to enter into negotiations of mutually satisfactory agreements with local government authorities for the provision of fire, police and other municipal services on sovereign land.

     8.   The Nation would adopt (and already has adopted) standard
international building codes applicable on its lands.

     9.   The Nation would comply with all federal and state environmental laws on its lands, could adopt and enforce more stringent environmental laws on its lands, and could seek to enforce applicable federal and state environmental laws on the lands of others.

     10.  Commencing in 2007 and continuing so long as the Nation operates its gaming facilities, the Nation would pay $3,000,000 annually to an economic development fund to be spilt equally between Seneca and Cayuga counties.

     11.  The Land Claim, AURELIUS and UNION SPRINGS litigations will be dismissed,

                       C. AGREEMENTS WITH EMPIRE RESORTS

     If a settlement agreement between the Nation and New York State is signed by November 19, 2004, Empire Resorts will enter into the necessary agreements to effect the following:

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     1.   Empire Resorts will purchase from the Seneca-Cayugas all land and interests in land in New York State, including options, which the Seneca-Cayugas have, and Empire Resorts will transfer same to the Nation for a nominal sum
($10.00).

     2.   Empire Resorts will in all respects honor its agreements with the
Nation, and extend the expiration dates of such agreements in order to make the Class III casino a reality.

     3.   Upon execution of the settlement agreement, Empire Resorts will, in conformity with applicable federal laws, establish a letter of credit or similarly guaranteed fund in the amount of $5,000,000 for the sole use of the
Nation to immediately acquire land in the Claim Area. This fund will be supplemented from time to time upon the achievement of agreed milestones.
Regardless of whether the settlement is approved, the Nation will not be obligated to return lands which it purchases or repay this sum.

     4.   Empire Resorts will pay all outstanding legal fees of our firm incurred on behalf of the Nation.

     5.   As a part of the financing of the Class III casino project, Empire
Resorts will advance $60,000,000 to pay the Nation's contingency legal fees in connection with the Land Claim, and will receive in exchange $50,000,000 in bonds on the same terms as other bondholders, if such additional amount of bonds are not otherwise salable.

On November 14, 2004, at a meeting of the Council of the Cayuga Nation, a resolution was duly enacted approving the execution of agreements with the State of New York and Empire Resorts on the terms set forth herein, and authorizing and empowering any representative of a clan of the Nation to execute the same on behalf of the Cayuga Nation.

/s/ Clint Halftown
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Clint Halfton

The terms set for above are agreed:

Empire Resorts, Inc.

By /s/ Robert Berman
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Robert Berman

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